EXHIBIT 99.1

TIAA Real Estate Account
Quarterly Composite Benchmark Return Comparison
Quarter ending: March 31, 2005

Introduction

The TIAA Real Estate Account is unique: it offers TIAA-CREF’s retirement plan investors exposure to a portfolio of income producing real estate, well diversified across both property types and property locations. While the Account offers investors the opportunity to invest in income-producing real estate previously only available to large institutional investors, there are relatively few sources of returns that investors can use as a direct comparison for assessing the performance of the Account. In addition, such comparisons are highly complex.

The quarterly analysis which follows is designed to provide both benchmark and supplemental return information to aid investors in understanding the Account’s returns. Because of its complexity, this analysis is best explained to investors by registered representatives of TIAA-CREF Individual & Institutional Services, Inc.

TIAA Real Estate Account Composite Benchmark

The Account’s Composite Benchmark (the “benchmark”) is a composed of:

•	the total return for all real estate properties owned or managed by Open-end funds, as derived from the database of the National Council of Real Estate Investment Fiduciaries (“NCREIF”), an independent party (hereinafter, the “NCREIF index”).

•	the Wilshire Real Estate Securities Index for real estate securities, and

•	the iMoney-Net for short-term, cash-like investments.

The benchmark composition is weighted among the three indexes in a fixed 75%, 5% and 20% composition, respectively.

Comparison between the Account and the Composite Benchmark

A comparison between the standard performance of the Account and its Composite Benchmark typically results in differences stemming mainly from the different methodologies used in reporting the performance of the properties held by the Account versus those in the NCREIF index. These differences between the two approaches include:

Frequency of Appraisals:
•	The Account appraises each property quarterly and value changes, if any, are reported throughout the quarter as they become available. NCREIF, for the most part, appraises annually and value changes are reported typically at the end of the fourth quarter.

Timing of Income and Capital:
•	Income and capital expenditures are reflected in the Account’s performance throughout the quarter. NCREIF reflects these factors only at the end of each quarter.

Timing of Purchases and Sales:
•	Purchases and sales of properties are accounted for in the Account’s performance on the day they close, while NCREIF does not add a property into the NCREIF index until the second full quarter after it has been purchased. When a property in the NCREIF index is sold, it is deleted from the NCREIF index in the following full quarter.

Because of these differences, TIAA believes the most accurate benchmark comparisons are between the Account’s returns calculated by NCREIF (“the REA-NCREIF Calculation”) and the Composite Benchmark.

REA-NCREIF Calculations

Comparison between the Account and the benchmark involves first measuring the Account’s property returns in the same manner as NCREIF. This is done for the Account by NCREIF. The Account’s returns calculated by NCREIF are then combined with the returns for the real estate securities and short-term cash portions of the Account, and then compared with the benchmark.

All NCREIF calculations for both the Account and the benchmark are prepared quarterly. The quarterly returns for the properties for both the Account and the benchmark, are then reflected as twelve-quarter rolling averages. (There is generally a three-month lag in the reporting of this information.) The twelve-quarter rolling average is employed to correct the distortion resulting from differences in appraisal timing and purchases and sales data between the Account and NCREIF. Finally, property types not included in the NCREIF universe but included in the Account, e.g. storage facilities, and newly-developed properties with less than one year’s operating history are excluded from the Account’s performance for benchmarking purposes. In addition, historical benchmark results may change if the Open-end data contributors revise their historical information and NCREIF revises its Open-end Sub-Index results.

Return Data Comparison

The results for the Account’s standard returns, the REA NCREIF Calculated Returns and the Composite Benchmark Returns are reported below.

Performance for the Period Ending March 31, 2005

Total Returns
	3 Months	YTD	1 Year

TIAA Real Estate Account (1)	1.52%	1.52%	12.03%

REA-NCREIF Calculation (2)	1.70%	1.70%	7.99%

Composite Benchmark (3)	1.68%	1.68%	7.70%

(1)	Standard performance returns for the Account based on actual changes in unit values as reported to Real Estate Account participants.

(2)	Real estate portion calculated by NCREIF for the Account; calculation uses twelve quarter moving average. REIT and cash components of return are calculated by TIAA personnel.

(3)	Calculated as described above using a twelve quarter rolling average for the real estate portion.

Discussion of First Quarter 2005 Results

During the first quarter of 2005, the Account’s standard return lagged that of the Composite Benchmark’s return. The differences between the Account’s standard return and the Composite Benchmark’s return are primarily due to the differences mentioned above under “Comparison.” The effects of these differences in valuation methodology can be significant and should not be construed by investors as an accurate indication of the Account’s actual relative performance.

The Account’s NCREIF calculated return surpassed the Composite Benchmark return by two basis points during the quarter. This was due to the fact that at the end of the first quarter, the Account had 79.2% in real estate properties compared with a fixed weight of 75% for real estate properties in the Composite Benchmark. Greater returns to the Account were generated by this “overweighting,” which is attributable primarily to the seasonality of investment opportunities in the real estate markets.